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Exhibit 5.13

CONSENT

        The undersigned hereby consents to the references to (1) the undersigned's name included or incorporated by reference in the Registration Statement on Form F-10 being filed by Yamana Gold Inc. under the United States Securities Act of 1933, as amended, in connection with the updated estimates of mineral reserves and/or resources for the Sao Francisco Project, the Sao Vicente Property, the Pindobacu deposit and the Fazenda Nova Mine and (2) all other references to the undersigned included or incorporated by reference in such Registration Statement.

Date: July 19, 2007

/s/ RENATO PETTER
Renato Petter

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Exhibit 5.13